Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 31, 2022 relating to the financial statements of Amylyx Pharmaceuticals, Inc., appearing in the Annual Report on Form 10-K of Amylyx Pharmaceuticals, Inc. for the year ended December 31, 2021 and incorporated by reference in Registration Statement on Form S-1 No. 333-267730. We also consent to the reference to us under the heading “Experts” in Registration Statement on Form S-1 No. 333-267730.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 6, 2022